Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Finance of America Companies Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Other	15,670,355	$0.84	$13,163,098.20	$147.60 per $1,000,000	$1,942.88
Total Offering Amounts					$13,163,098.20		$1,942.88
Total Fee Offsets							—
Net Fee Due							$1,942.88

(1)	Covers shares of Class A Common Stock, par value $0.0001 per share, of Finance of America Companies Inc. (the “Shares”) issuable under the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Shares that may become issuable under the Plan to prevent dilution resulting from stock splits, stock dividends or other similar transactions. The amount in the table above consists of: (i) 10,009,416 Shares that have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan; and (ii) 5,660,939 Shares that have become available for issuance under the Plan as a result of cancellation, forfeiture, termination, settlement in cash, or other settlement without issuance of Shares.
(2)	Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The amount of the registration fee is based on a price of $0.84 per share, which is the average of the high and low prices of the Shares as reported by New York Stock Exchange on March 11, 2024.